Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Year End & Q4 2020 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Fourth Quarter and Year-End 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer, and Katie Kurtz, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. We will discuss implied investment-grade tenants. Please refer to our earnings release for more information about what we consider to be implied investment-grade tenants. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thanks, Louisa. Good morning and thank you all for joining us today. Yesterday we reported strong fourth quarter and full year results that reflect significant momentum in acquisitions, leasing, capital markets activity, and proactive asset management that we have carried into the new year. Despite the challenges presented by the pandemic, we were able to deliver on the objectives we identified last February, before COVID-19. We successfully grew our portfolio, increased per-share AFFO, increased dividend coverage, and completed several transactions that resulted in significant, long-term improvements to our capital structure. Our advisor has strengthened our management team to add significant shopping center leasing experience by bringing on industry veterans Don Foster and Stephanie Drews. We launched a second series of preferred stock, at a lower dividend rate than our prior offering, and built new and deeper relationships with our tenants as we proactively worked to navigate the last year together. We have produced consecutive quarters of rent collection growth, a metric that we believe has become an important barometer of our success. Rent collection increased from 87% in the second quarter, to 93% in the third quarter and finally to 96% in the fourth quarter. To be clear, all rent collection percentages are calculated based on the original rent we would have expected to receive before COVID started. It is not adjusted for negotiated deferrals or other amendments. Our high collection rate also reflects the expiration of rent deferral agreements where tenants have resumed paying full rent.

Our rent collection success is due to the way we have constructed our portfolio. We target necessity-retail properties subject to long-term leases with investment-grade or implied investment-grade tenants. We continued to acquire properties that met this high standard throughout 2020, ultimately completing an aggregate $218 million of acquisitions. Over 75% of our 2020 acquisitions are leased to necessity-retail tenants, based on contract purchase price. We acquired 107 properties at a weighted-average cash cap rate of 7.9%, a weighted-average cap rate of 8.6% and with a weighted-average 14.3 years of remaining lease term at closing. Looking ahead, we have a growing forward acquisition pipeline for the new year. As of February 15th we have $38.6 million of forward acquisitions under contract at a weighted-average cash cap rate of 7.3% and a weighted-average cap rate of 8.8%. Though we prefer corporate guarantors on our leases, we thoroughly underwrite franchisees as well, which has allowed us to avoid any impact from the bankruptcy of NPC International, a large franchisee of Pizza Hut and Wendy's that is a tenant at properties held in a number of other REIT portfolios. We do not own any properties leased to NPC International.

At year end, our $4.0 billion portfolio was comprised of 920 properties, with portfolio occupancy of 93.9%, and a weighted-average remaining lease term of 8.8 years. Annualized straight line rent increased 4.9% year-over-year to $280 million from $267 million because of our acquisitions and leasing efforts. Year-over-year, the portfolio grew 4.3% to 19.3 million square feet. 70% of our top 20 tenants have investment-grade or implied investment-grade credit. Based on straight-line rent, 78% of leases across the portfolio include contractual rent increases, averaging 1.3% per year.

Our portfolio has two distinct but complementary components; 887 single-tenant properties and 33 multi-tenant power centers. Occupancy in the single tenant portfolio was 99.4% at year-end with 10.5 years of weighted-average remaining lease term. The composition of our single-tenant portfolio, based on straight line rent, is 60% service retail, 12% traditional retail, 15% distribution and 13% office, which is primarily one property which serves as the US headquarters for Sanofi. 62% of the straight-line rent in this portfolio comes from investment-grade or implied investment-grade tenants. Since 2017, all of our acquisition activity has been in the single-tenant portfolio. Year-over-year, single tenant assets have increased to 70% from 67% of our overall portfolio, based on straight-line rent.

Although the single-tenant portfolio is primarily comprised of net leases, where the landlord has no or very few maintenance or other responsibilities, and is primarily leased to investment-grade or implied investment-grade tenants, that does not mean that there is no management required for its successful operation. A great example of this is a portfolio of properties previously leased to the gas and convenience store operator White Oak. In early 2020 we identified issues at 19 properties leased to this tenant. We proactively reached out through our network to a known operator, Imperial Reliance, as a potential replacement tenant and commenced aggressive negotiations and legal action against White Oak. In September, we negotiated with the former tenant to pay the past due rent and surrender all 19 properties back to AFIN. Imperial Reliance immediately took over operations at 18 of the 19 properties, and the remaining property was leased to HIFZA Trading. After a short period of free rent, the two new operators began making 100% rental payments on their new 20-year leases, which included annual rent escalations and feature approximately $1 million more in straight line rent than the prior leases. These properties are open and operating under BP, Conoco, and Phillips 66 banners. Because of our aggressive negotiations, proactive management and extensive network, we were able to turn this situation into a long-term positive with stronger tenants and longer lease durations.

Our multi-tenant portfolio was 84.7% occupied at year end, with 4.7 years of weighted-average remaining lease term. Executed occupancy, combined with our leasing pipeline, is 88.2% which includes six new leases for nearly 215,000 square feet where we have executed letters of intent from new tenants and who we expect to take possession of their space in 2021. These pipeline leases are expected to add $1.6 million of new annual rent. One of the leases in the pipeline is for a new, 20-year anchor tenant at The Centrum that will add 109,000 square feet of occupancy and $652,000 of annual base rent. This level of executed occupancy, combined with the leasing pipeline, is comparable to the first quarter of 2020, before any significant impact from COVID. We are also in late-stage negotiations with a Fortune 100 tenant for 37,000 square feet at another one of our properties, further illustrating our continued performance and proactive leasing efforts.

In light of the challenges posed during 2020, I am pleased with how we have continued to sign new and extended leases with our tenants, such as the four new, long term leases we signed in the fourth quarter that will add nearly $520,000 of annual rent once commenced. It's especially rewarding when leases result from the relationships we have built through the proactive management of our portfolio. A great example of this is one of our pipeline leases that recently commenced with Dick's Sporting Goods. Based on our strong relationship, they signed a lease in January at Centennial Plaza for 50,000 square feet and opened a new concept store. For us to lease up 50,000 square feet of retail space, especially now, illustrates our aggressive approach to portfolio management. The fact that Dick's selected one of our properties for this concept store speaks to the depth of our relationship and the quality of the center where it is located.

Our advisor strengthened their team recently with the addition of Stephanie Drews and Don Foster, who are focused on building relationships with the tenants of our multi-tenant portfolio, driving leasing initiatives and proactively delivering key portfolio enhancements. Combined, they bring over 50 years of experience to our team, having previously managed 19 lifestyle shopping centers and mixed-use projects along with retail asset management experience. We believe the focus these two will bring to this segment will be accretive to AFIN as they step into these roles at an opportune time.

Year-over-year we are proud to report increases to Revenue, NOI, and Adjusted EBITDA. Revenue grew 1.8% to $305 million for the full year 2020 and annual Adjusted EBITDA increased 2.2% to $205 million. NOI for 2020 increased to $253 million from $247 million in 2019. For the fourth quarter, AFFO was $0.24 per share, equal to the $0.24 per share we reported in the fourth quarter of 2019 and up 4.3% from $0.23 per share in the third quarter 2020. The quarter-over-quarter increase in per share AFFO was driven by an increase in rent collection in the multi-tenant portfolio, where the tenants continued to see operating improvements throughout the year, and less interest paid as supported by the refinancings we completed.

One of the accomplishments I am most proud of in 2020 has been our uninterrupted ability to continue to manage large, complex, and accretive projects that significantly improved our balance sheet and will provide runway for our 2021 plans. We began working several quarters ahead of significant loan maturities to evaluate multiple options for replacing and improving on the terms of the existing loans. Only as a result of our early efforts were we able to execute refinancings that lowered our weighted-average interest rate to 3.8% from 4.3% year-over-year, despite challenges related to COVID. First, and most significantly, early in the third quarter, we completed a $715 million CMBS refinancing. This loan primarily replaced an existing loan that only had two months of term remaining before its maturity and extended AFIN's overall weighted-average debt maturity from 3.5 years to 5.1 years at the time of the completion. This loan is interest only at 3.79%, and essentially bottom-ticked the market last year for loans of this size and structure. A loan of this size requires a daunting amount of diligence, as it is secured by 368 single-tenant properties. Coordinating site visits, inspections and all of the other important diligence steps in the depths of the pandemic was remarkable.

We extended our refinancing success in the third quarter when we completed a $125 million refinancing of three buildings in New Jersey that serve as the US Headquarters for Sanofi. The existing debt on this property was maturing in four months and we were able to secure a new five-year financing, fixed by a swap at an interest rate of 3.26%, which is 190 basis points lower than the debt it replaced.

Combined, the lower effective interest rates on these two transactions supported a $1 million decrease in fourth quarter interest expense compared to the prior quarter and extended our weighted-average debt maturity, which is currently at 4.8 years compared to 3.8 years at year end of 2019.

Finally, in the fourth quarter, we successfully closed on our seven and three-eighths Series C Cumulative Perpetual Preferred Stock offering. We raised over $88 million in gross proceeds through the offering, including the proceeds from the overallotment option. The Series C shares priced at a lower effective dividend rate than our prior Series A offering. The net proceeds from the offering will help us capitalize on high quality, necessity-based acquisition opportunities we see in the marketplace, as reflected in our forward acquisitions pipeline.

We are pleased with the overall position of the portfolio and believe that long-duration leases and high quality tenants will drive shareholder value and per-share AFFO increases as we continue to grow the portfolio. We believe that AFIN remains a compelling investment opportunity, with a valuation significantly below peers while offering a portfolio that has a high concentration of actual or implied investment-grade tenants and a weighted-average lease term of 8.8 years.

Before I turn it over to Katie, I’d like to address the 8-K we filed earlier this week. As you’ve seen, Katie will be stepping down as CFO of AFIN. Her resignation is not related to any disagreements or disputes with management or the Company. I’d like to thank Katie for her hard work over the years and wish her well in her future endeavors. We simultaneously announced the appointment of Jason Doyle as AFIN’s new CFO, effective upon Katie’s departure. Jason previously served as Chief Accounting Officer of Global Net Lease, a $4 billion publicly traded net lease REIT and affiliate of AR Global. Jason has been with AR Global since 2018 and we’re extremely excited to bring him on board as AFIN’s new CFO. Our deep bench of premier talent at AR Global is a testament to this successful transition and we’re eager to have Jason join the AFIN team.

With that, I'll ask Katie to walk us through the financial results in more detail.

Katie Kurtz

Thanks Mike - and thank you for the kind words.

For the year ended December 31, 2020, we reported total revenue of $305.2 million, a 1.8% increase compared to $299.7 million in the prior year. Fourth quarter revenue was $77.2 million, a 1.3% increase from $76.2 million in the fourth quarter 2019. The company's 2020 GAAP net loss was $46.7 million versus a net loss of $3.1 million in 2019 and full year 2020 NOI was $252.9 million, a 2.4% increase over the $247 million we recorded for 2019. Full year FFO was $97.0 million or $0.90 per share, compared to $98.6 million and $0.93 per share in 2019. For the fourth quarter of 2020 our FFO attributable to common stockholders was $25.5 million, or $0.23 per share. Full year AFFO was $98.0 million or $0.90 per share compared to $104.9 million and $0.99 per share in 2019. Fourth quarter AFFO was $26.1 million or $0.24 per share, compared to fourth quarter 2019 AFFO of $25.2 million or $0.24 per share. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release.

We ended the fourth quarter with net debt of $1.7 billion at a weighted-average interest rate of 3.8%. The components of our net debt include $280.9 million drawn on our credit facility, $1.5 billion of outstanding mortgage debt, and cash and cash equivalents of $102.9 million. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $228.9 million on December 31, 2020.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 40.2% and the net debt to annualized Adjusted EBITDA was 8.1x at December 31, 2020 compared to 39.2% and 7.7x, respectively, at the end of 2019.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie.

We had a very productive year in 2020 and we look forward to continuing to execute on our strategy in 2021 and beyond. We have delivered on the plans we laid out previously, such as growing our portfolio and increasing dividend coverage, and successfully navigated a challenging year. We continued to grow and optimize our intentionally constructed portfolio of single-tenant and multi-tenant assets focused on necessity-retail properties. Our strong portfolio includes quick-service restaurants, many with drive through lanes, that have been an increasingly important and COVID-friendly venue for food distribution, underscoring the durability of our necessity-based strategy. We completed several significant refinancing transactions that de-risked our balance sheet and meaningfully impacted our weighted-average remaining debt term. The lower effective interest rates on these refinancings supported a $1 million decrease in fourth quarter interest expense compared to the prior quarter. Going forward, we will continue to maintain our steady and deliberate approach to growing our portfolio through high-quality, accretive acquisitions. We will seek to sustain high occupancy levels at our properties, execute long-term leases with predominately investment-grade and implied investment-grade tenants, and maintain our current embedded contractual rent growth. We continue to see attractive opportunities in both retail real estate and the capital and financing markets, and will actively pursue these types of accretive transactions in the near future when we identify them. We are encouraged by the news of continued vaccine development and roll out, which will only benefit the performance of this portfolio as we all look forward to a return to normal. I sincerely hope we all have good news on this front by the next time we speak, but I am confident that AFIN's portfolio will continue to perform well while the COVID crisis abates.

Operator, please open the line for questions.

Question-and-Answer Session